Exhibit 99.1

Higher One Acquires Sallie Mae's Campus Solutions Business

Acquisition Strengthens Higher One's Payment and Refund Service Capabilities

New Haven, Conn., and Newark, Del. – May 7, 2013 – Higher One Holdings, Inc. (NYSE: ONE) and Sallie Mae (NASDAQ: SLM) today announced that Higher One has acquired Sallie Mae's Campus Solutions business. Sallie Mae's Campus Solutions provides business-to-business solutions, including e-commerce and billing payment solutions, refund disbursement services, and tuition payment plan administration, to college and university business offices across the country. Higher One is a leader in providing financial services and data analytics to college and university campuses across the U.S.

Under the terms of the purchase agreement, Higher One acquired substantially all of the assets of the Campus Solutions business in an all cash transaction valued at approximately $47.25 million in cash.

"Sallie Mae Campus Solutions has been a trusted business partner to schools," said Mark Volchek, CEO and co-founder of Higher One. "The team is talented and possesses a profound knowledge of financial assistance and payment solutions. We are excited to increase the breadth of Higher One offerings and expect to continue to bring best practices for refund disbursement services, payment processing services, and data analytics to now more than 1,600 campuses and more than 13 million students nationwide."

Since its founding in 2000, Higher One has been focused on improving administrative efficiencies and reducing fraud and waste to help lower the cost of education. To date, Higher One has saved institutions hundreds of million dollars through its services which include its CASHNet® Suite of Payment Processing services, OneDisburse® Refund Management® funds disbursement service, and Campus Labs® campus-wide assessment tools.

"This sale reflects our focus on our consumer segment, which includes retail products and services that directly meet the needs of students and families as they save, plan, and pay for college," said Charles Rocha, senior vice president and Chief Marketing Officer, Sallie Mae. "We are confident that Higher One will continue to provide our family and school customers with exceptional, transparent, and compliant products and services."

Learn more at www.higherone.com/CampusSolutions.

About Sallie Mae
Sallie Mae (NASDAQ: SLM) is the nation's No. 1 financial services company specializing in education. Celebrating 40 years of making a difference, Sallie Mae continues to turn education dreams into reality for American families, today serving 25 million customers. With products and services that include 529 college savings plans, Upromise rewards, scholarship search and planning tools, education loans, insurance, and online banking, Sallie Mae offers solutions that help families save, plan, and pay for college. Sallie Mae also provides financial services to hundreds of college campuses as well as to federal and state governments. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

About Higher One Holdings, Inc.
Higher One Holdings, Inc. (NYSE: ONE) is a leading company focused on creating cost-saving efficiencies for higher education institutions and providing high-value services to students. Higher One offers a wide array of technological services on campus, ranging from streamlining the institution's performance analytics and financial aid refund processes to offering students innovative banking services, tuition payment plans, and the basics of financial management. Higher One works closely with colleges and universities to allocate resources more efficiently in order to provide a higher quality of service and education to students. More information about Higher One can be found at higherone.com.

Forward-Looking Statements
This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Management's projections and expectations are subject to a number of risks and uncertainties that could cause actual performance to differ materially from that predicted or implied.  Forward-looking statements may be identified by the use of words such as "expect," "anticipate," "believe," "estimate," "potential," "should" or similar words intended to identify information that is not historical in nature.  Forward-looking statements contained herein include, among others, statements about the expected benefits of the acquisition of Sallie Mae's Campus Solutions business by Higher One and such statements are based on the current beliefs and expectations of Higher One and Sallie Mae's management, as applicable, and are subject to known and unknown risks and uncertainties.  There are a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements, including, but not limited to Higher One being unable to achieve expected synergies and operating efficiencies in the acquisition within the expected time-frames or at all and to successfully integrate Sallie Mae's Campus Solutions business operations into those of Higher One; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees in the Campus Solutions business at Sallie Mae; the outcome of any legal proceedings that may be instituted against the parties and others related to the acquisition agreement and the amount of the costs, fees, expenses and charges related to the acquisition.  These statements speak only as of the date they are made, and the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events.  The forward-looking statements in this press release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.   For further information regarding the risks associated with Higher One and Sallie Mae's businesses, please refer to the respective filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K for the most recent fiscal year end, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

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Higher One Investor Relations:	Higher One Media:	Sallie Mae Media:
Joseph Villalta	Shoba V. Lemoine	Patricia Nash Christel
203.776.7776 x 4462	203.776.7776 x 4503	302.283.4076
joseph.villalta@higherone.com	slemoine@higherone.com	patricia.christel@salliemae.com